EXHIBIT 9

FIRST AMENDMENT TO
STOCK OPTION AGREEMENT
September 14, 1999

          Effective as of the date first above written, the Stock Option Agreement dated February 13, 1999 between the Troutt Family Trust ("Optionor") and Selby Shaver ("Optionee")(the "Option Agreement"). is hereby amended as follows:

Section 1(a) of the Option Agreement is hereby amended and restated in its entirety as set forth below:

(a)

Subject to the terms and conditions hereinafter set forth, Optionor hereby grants to Optionee. on the Date of Grant. an option to purchase up to one hundred forty thousand, one hundred and ninety seven (140,197) shares of Stock at a price of $10.00 per share (the "Option Price"). Such option is hereinafter referred to as the "Option" and the shares of Stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares."

Section I (b) of the Option Agreement is hereby amended and restated in its entirety as set forth below:

"(b)

The first half of the Option Shares shall vast and become exercisable on February 13, 2000 and the second half of the Option Shares shall vest and become exercisable on September 1, 2000, provided that Optionee has been employed by the Company during the period from the Date of Grant until such date. In the event of termination for any reason, other than voluntary resignation without good mason, the options will become immediately vested."

Section 2(b) of the Option Agreement is hereby amended And restated in its entirety as set forth below:

"(b)

The Option may be exercised only by Optionee, Optionee's estate, or by a person who acquires the right to exercise the Option by bequest or inheritance or by reason of the death of Optionee, provided that such exercise occurs within the remaining Option Term."

Except as set forth above, the Option Agreement shall remain in fall force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Stork Option Agreement as of the date first above written.

OPTIONOR: THE TROUTT FAMILY TRUST

By: _______________

OPTIONEE

__________________
Selby Shaver